CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds ETF Trust I of our report dated December 20, 2018, relating to the financial statements and financial highlights, which appear in Columbia Sustainable U.S. Equity Income ETF’s, Columbia Sustainable International Equity Income ETF’s, Columbia Sustainable Global Equity Income ETF’s, Columbia Diversified Fixed Income Allocation ETF’s, and Columbia Multi-Sector Municipal Income ETF’s Annual Report on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota February 26, 2019